Exhibit 10.1
SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (“Agreement”) dated November 2, 2005 by and between Robert Kremer D/B/A Michael Lambert, a sole proprietorship (“Lambert SP”) and Michael Lambert, Inc., a Nevada corporation (“Lambert, Inc.”).

WITNESSETH:

WHEREAS, Lambert SP owns certain assets (the “Assets”); is liable for certain liabilities (the “Liabilities”); and is party to certain agreements (the “Agreements”);

WHEREAS, Lambert SP desires to transfer all of its Assets, Liabilities and the right to all of its Agreements to Lambert, Inc.; and

WHEREAS, Lambert, Inc., desires to assume all of Lambert SP’s Assets, Liabilities, and Agreements.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, the parties hereto agree as follows:

                1.Transfer of Assets, Liabilities and Agreements.

Lambert SP agrees to transfer all of its Assets, Liabilities and the right to all of its Agreements to Lambert, Inc. in consideration of the issuance of the Shares (as defined below).

2.Assumption of Assets, Liabilities and Agreements.

Lambert, Inc., agrees to issue the Shares (as defined below) in consideration for the assumption of the Assets, Liabilities and Agreements.

3.Issuance of Shares.

Lambert, Inc. agrees to issue Robert M. Kremer, the sole proprietor of Lambert SP, One Million (1,000,000) shares of Lambert, Inc. restricted common stock (the “Shares”) in consideration for the transfer of all of Lambert SP’s Assets, Liabilities and Agreements to Lambert, Inc.

4.Miscellaneous.

(a)Assignment.  All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

(b)Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, excluding any provision which would require the use of the laws of any other jurisdiction.

 (c)Entire Agreement, Amendments and Waivers.  This Agreement constitutes the entire agreement of the parties hereto and expressly supersedes all prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof.  No variations, modifications, changes or extensions of this Agreement or any other terms hereof shall be binding upon any party hereto unless set forth in a document duly executed by such party or an authorized agent or such party.

(d)Waiver. No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

(e)Section Headings. Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

(f)Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Robert Kremer D/B/A Michael Lambert

/S/ Robert M. Kremer
Robert M. Kremer,
Sole Proprietor

Michael Lambert, Inc.

/S/ Robert M. Kremer
Robert M. Kremer,
President